Exhibit 99.1

PolarityTE Submits Investigational New Drug Application for SkinTE® in Chronic Cutaneous Ulcers

SALT LAKE CITY, July 26, 2021 — PolarityTE, Inc. (Nasdaq: PTE) today announced the submission of an investigational new drug application (IND) to the United States Food and Drug Administration (FDA) seeking authorization to commence a clinical trial to evaluate its SkinTE product for the proposed indication of treatment of chronic cutaneous ulcers. SkinTE is PolarityTE’s human cellular and tissue-based product derived from a patient’s own skin.

PolarityTE included in its IND submission data accumulated when SkinTE was used clinically and sold commercially from 2017-2021 pursuant to FDA’s stated period of enforcement discretion for certain human cells, tissues, and cellular and tissue-based products under Section 361 of the Public Health Service Act (361 HCT/Ps). Five separate clinical trials and multiple published case series additionally serve as the basis for PolarityTE to pursue an IND for the clinical evaluation of SkinTE as a potential biologic therapeutic.

Prior clinical experience with SkinTE included in the IND was observed in patients with wounds that caused substantial impact to their daily life, were progressing towards permanent morbidity, had no available therapy, were life threatening, and previously failed other treatments. Wounds closed with SkinTE have exhibited significant improvement after SkinTE application (e.g., avoidance of amputation after failure of treatment alternatives). Thus, PolarityTE believes that preliminary clinical evidence suggests SkinTE could ameliorate a number of serious conditions caused by chronic cutaneous ulcers.

PolarityTE expects to receive feedback related to this IND submission from the FDA within approximately 30 days. This could result in an accepted IND or, if FDA raises questions regarding certain aspects of the Company’s IND, correspondence from FDA (i.e., information requests and potentially a clinical hold if information requests or other issues are unresolved) after which PolarityTE would work with FDA in an effort to resolve any outstanding issues. The Company plans to take all necessary steps as it works towards achieving an accepted IND and expects to commence its first clinical trial under the IND soon after acceptance by FDA.

Responses and feedback from the FDA can vary widely, and PolarityTE notes that other companies transitioning 361 HCT/Ps to the biologics regulatory pathway have experienced a variety of outcomes ranging from INDs accepted as submitted to responses and clinical holds from FDA requiring an interactive process with the Agency to obtain an accepted IND.

The Company deems this submission as a significant milestone in the pursuit of a Biologic License Application (BLA) and a key development in PolarityTE’s transition to a clinical-stage development company. David Seaburg, Chief Executive Officer, commented, “Chronic cutaneous ulcers are a major burden on the US healthcare system, and impact millions of patients while costing the healthcare system billions of dollars each year.” Mr. Seaburg continued, “Based on our prior experience, we believe that SkinTE represents a promising potential treatment for patients suffering from these types of wounds, and we are deeply committed to working expeditiously towards the initiation of clinical trials under this IND to support a BLA.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. PolarityTE’s products, including SkinTE, are in the development stage, and are not approved or available for clinical use. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697